Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-161859
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 15, 2009)

4,700,000 Shares

NANOSPHERE, INC.

Common Stock

$7.00 per share

•	Nanosphere, Inc. is offering 4,700,000 shares of common stock.

•	The last reported sale price of our common stock on October 15, 2009 was $7.65 per share.
•	Trading symbol: Nasdaq Global Market — NSPH.

This investment involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 20 of the accompanying prospectus.

	Per Share	Total
Public offering price	$7.000	$32,900,000
Underwriting discount	$0.385	$1,809,500
Proceeds, before expenses, to Nanosphere, Inc	$6.615	$31,090,500

The underwriter has a 30-day option to purchase up to 705,000 additional shares of common stock to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discount will be $2,080,925, and our total proceeds, before expenses, will be $35,754,075.
The underwriter expects to deliver the shares against payment on or about October 21, 2009.
Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
Piper Jaffray
The date of this prospectus supplement is October 16, 2009.

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.
You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.
Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the over-allotment option granted to the underwriter will not be exercised.

i

PROSPECTUS SUPPLEMENT SUMMARY
The items in the following summary are described in more detail later in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the more detailed information set out in this prospectus supplement, the accompanying prospectus and the other information incorporated by reference herein and therein carefully.
Our Business
          We develop, manufacture and market an advanced molecular diagnostics platform, the Verigene System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology simplifies molecular diagnostic testing, provides the ability to run multiple tests simultaneously on the same sample and has the potential to run a broad menu of tests on a single platform. We have developed or are currently developing diagnostic tests for markers which reveal the existence of a variety of medical conditions including cardiovascular, respiratory, cancer, autoimmune, neurodegenerative and other infectious diseases, as well as for pharmacogenomics.
          Pharmacogenomics is an emerging subset of human genetic testing which correlates gene expression or mutation with a drug’s efficacy or toxicity. These tests play a key role in the advancement of personalized medicine where drug therapies and dosing are guided by each patient’s genetic makeup. There is a growing demand on laboratories to implement molecular diagnostic testing, but the cost and complexity of existing technologies and the need for specialized personnel and facilities have limited the number of laboratories with these capabilities.
          The Verigene System’s ease of use, rapid turnaround times, relatively low cost and ability to support a broad test menu simplify work flow and reduce costs for laboratories already performing molecular diagnostic testing and allow a broader range of laboratories, including those operated by local hospitals, to perform these tests. Our ability to detect proteins, which is 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We are focused on the clinical diagnostics market and may seek opportunities either directly or through partnerships to commercialize our technologies in other markets.
          We received 510(k) clearance from the United States Food and Drug Administration (“FDA”) for commercial sale of the Verigene System in the second half of 2007. 510(k) clearance is granted by the FDA if the submitted information establishes that the proposed device is “substantially equivalent” to a legally marketed Class I or Class II medical device or a pre-amendment Class III medical device for which the FDA has not sought pre-market approval. At that time, we also received clearance for two diagnostic tests. The first test is a warfarin metabolism assay, which is a pharmacogenomic test to determine the existence of certain genetic information believed to affect the metabolism of warfarin based drugs, including Coumadin, the most-prescribed oral anticoagulant in North America and Europe. The second test is a hyper-coagulation assay, one of the highest volume human genetic tests currently performed, to determine an individual’s risk, based upon genetic information, for the development of blood clots, which can lead to stroke, pulmonary embolism and deep vein thrombosis. We have established a direct sales organization within the United States and are focusing our initial commercial efforts on the hospital-based laboratory market.
          On May 1, 2009, we received 510(k) clearance from the FDA for the commercial sale of our respiratory panel which detects the presence of influenza A and B as well as respiratory syncitial virus (“RSV”) A and B. Influenza is commonly known as the seasonal flu and RSV is a respiratory virus that infects the lungs and breathing passages. RSV is the most common cause of bronchitis and pneumonia in children under the age of one year and has become a significant concern for older adults. Our respiratory panel provides physicians with a highly accurate, fast determination of which virus is present which helps guide the most appropriate treatment therapy. Most of the respiratory tests currently on the market take days to generate a result, because they depend on culturing, or do not provide a reliable result, because they are rapid tests which lack specificity.
          On October 9, 2009, we received 510(k) clearance of our second generation respiratory panel and the Verigene SP System. The Verigene SP instrument automates sample preparation, which should significantly reduce laboratory technician time required to perform this molecular test. We also believe that this assay offers a simple to use molecular test for diagnosing respiratory infections and the flu, while providing improved specificity over currently available rapid tests. We plan to submit additional FDA applications for each of our previously 510(k) cleared assays to allow their use on the new Verigene SP.
          On July 24, 2009 we received 510(k) clearance from the FDA for our cystic fibrosis test that enables molecular laboratories to perform prenatal screening and diagnostic confirmations through identification of the number of copies of each of the 23 most common gene mutations recognized by the American College of Obstetricians and Gynecologists as markers for cystic fibrosis.
          In the first quarter of 2009, we filed a de novo 510(k) submission for a hereditary hemochromatosis (“HFE”) genetic test. Mutations in the HFE gene are associated with hemochromatosis, which is the leading cause of iron overload disease, a systematic iron build up that can eventually adversely affect the heart, liver, pancreas, joints and pituitary gland. Untreated, hemochromatosis can be fatal. Once detected, hemochromatosis is easily treated. Approximately one in every 250 people of European descent has the disease and one in eight is a carrier of at least one of the recessive gene mutations. There are currently no FDA-cleared tests on the market to detect these mutations of the HFE gene.
          The first ultra-sensitive protein test we plan to commercialize is for cardiac troponin I (“cTnI”), which is the gold standard biomarker for diagnosis of the occurrence of myocardial infarction or heart attack and acute coronary syndrome. We are completing the necessary clinical trials and anticipate submitting the 510(k) application to the FDA in 2009. We have also begun to enroll patients in an international prospective study named FAST-TRAC, which is designed to support and further demonstrate the clinical utility of this assay.
          In addition, we currently have research and development efforts underway for additional genetic, infectious disease and protein tests. Our test development pipeline includes a blood infection screening assay, a human papillomavirus (“HPV”) assay for cervical cancer screening, an ultra-sensitive prostate-specific antigen (“PSA”) for diagnosis of recurrent prostate cancer and both rheumatoid factor (“RF”) and anti-cyclic citrullinated peptide (“Anti-CCP”) tests for the detection of rheumatoid arthritis. We are also investigating new biomarkers where our ultra-sensitive protein detection technology may enable earlier detection of a broad range of other diseases.
          Our technology is broadly applicable beyond the clinical diagnostic market in both research and industrial applications. The Verigene System is also used in research laboratories supporting collaborations and independent research in areas including ovarian cancer, mad cow disease and HIV. We are currently working with the FDA on a joint research program to develop an H5N1 avian flu assay. We have developed and delivered a biosecurity platform for the detection of various bioterrorism agents to the Technical Support Working Group, an agency affiliated with the U.S. Department of Defense.
          As of September 25, 2009, our patent portfolio is comprised, on a worldwide basis, of 131 issued patents and 98 pending patent applications which we own directly or for which we are the exclusive licensee. Some of these patents and patent applications derive from a common parent patent application or are foreign counterpart patent applications and relate to similar or identical technological claims. The issued patents cover approximately 12 different technological claims and the pending patent applications cover approximately 4 additional technological claims.
          Many of our issued and pending patents were exclusively licensed from the International Institute for Nanotechnology at Northwestern University (“Northwestern”) in May 2000 and they generally cover our core technology, including nanotechnology based biodiagnostics and biobarcode technology. Our issued patents expire between 2017 and 2025. We believe our patent portfolio provides protection against other companies offering products employing the same technologies and methods as we have patented. While we believe our patent portfolio establishes a proprietary position, there are many competitive products utilizing other technologies that do not infringe on our patents.
          In addition, as of September 25, 2009, we have non-exclusive licenses for at least 43 U.S. patents that cover 11 different technological claims from various third parties. Most of these license agreements require us to pay the licensor royalty fees that typically expire upon the patent expiration dates which range from 2009 to 2025. These license agreements are nonexclusive and do not create a proprietary position. The expiration of these non-exclusive licenses will result in the termination of certain royalty payments by us to the licensors.

Corporate Information
          We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered	4,700,000 shares

Common stock to be outstanding after this offering	26,941,521 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes and working capital.

Risk factors	You should read the “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 20 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Market symbol	NSPH
          The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of October 13, 2009, which was 22,241,521, and does not include, as of that date:
•	3,581,205 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $5.66 per share;

•	1,300,119 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $14.48 per share; and

•	2,119,106 shares of common stock reserved for future issuance under our 2007 Long-Term Incentive Plan.

RISK FACTORS
Before you make a decision to invest in our common stock, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.
See “Risk Factors” on page 20 of the accompanying prospectus, which are incorporated herein by reference.
Risks Related to Our Business
Our products could infringe patent rights of others, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages or limit our ability to commercialize our products.
Our commercial success depends on our ability to operate without infringing the patents and other proprietary rights of third parties. We are aware of third party patents that may relate to our products and technology. There may also be other patents that relate to our products and technology of which we are not aware. We may unintentionally infringe upon valid patent rights of third parties. Although we are currently not involved in any material litigation involving patents, a third party patent holder could assert a claim of patent infringement against us in the future that would be material. Alternatively, we may initiate litigation against the third party patent holder to request that a court declare that we are not infringing the third party’s patent and/or that the third party’s patent is invalid or unenforceable. If a claim of infringement is asserted against us and is successful, and therefore we are found to infringe, we could be required to pay damages for infringement, including treble damages if it is determined that we knew or became aware of such a patent and we failed to exercise due care in determining whether or not we infringed the patent. If we have supplied infringing products to third parties or have licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for damages they may be required to pay to the patent holder and for any losses they may sustain. We can also be prevented from selling or commercializing any of our products that use the infringing technology in the future, unless we obtain a license from such third party. A license may not be available from such third party on commercially reasonable terms, or may not be available at all. Any modification to include a non-infringing technology may not be possible or if possible may be difficult or time-consuming to develop, and require revalidation, which could delay our ability to commercialize our products.
     Any infringement action asserted against us, even if we are ultimately successful in defending against such action, would likely delay the regulatory approval process of our products, harm our competitive position, be expensive and require the time and attention of our key management and technical personnel.

Risks Related to This Offering
Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
          We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.
You will experience immediate dilution in the book value per share of the common stock you purchase.
          Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of 4,700,000 shares of common stock in this offering, and based on a public offering price of $7.00 per share in this offering and a pro forma net tangible book value per share of our common stock of $88.3 million, or $3.28 per share, as of June 30, 2009, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.72 per share in the net tangible book value of the common stock. If the underwriter exercises its over-allotment option, you will experience additional dilution. See “Dilution” on page S-11 for a more detailed discussion of the dilution you will incur in connection with this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in this prospectus supplement and the accompany prospectus regarding our strategy, future operations, future financial position, future net sales, projected expenses, prospects and plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.
          In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors.
          These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus.
          You should carefully consider all the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in our securities.

USE OF PROCEEDS
          We estimate that the net proceeds from the sale of the 4,700,000 shares of common stock we are offering will be approximately $30.6 million, or approximately $35.3 million if the underwriter exercises its over-allotment option in full. “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of this offering payable by us.
          We will use the net proceeds from the sale of the common stock for general corporate purposes and working capital.
          Until we use the net proceeds of this offering, we may invest the funds in short-term, investment grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK
          As of the date of this prospectus supplement, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of October 13, 2009, there were 22,241,521 shares of our common stock outstanding that were held of record by 178 stockholders and there were no shares of our preferred stock outstanding.
          In addition, as of October 13, 2009, there were: (i) 3,581,205 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $5.66 per share; (ii) 1,300,119 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $14.48 per share; and 2,119,106 shares of common stock reserved for future issuance under our 2007 Long-Term Incentive Plan.

CAPITALIZATION
     The following table sets forth our capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to reflect this offering.
     The table should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited historical financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference herein.

	June 30, 2009
	(Unaudited)
	Actual	As Adjusted
Stockholders’ equity:

Common stock, $0.01 par value; 100,000,000 shares authorized; 22,229,596 shares issued and outstanding; 26,929,596 shares issued and outstanding as adjusted	$222,296	$269,296
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued	—	—
Additional paid-in capital	275,465,863	306,009,363
Warrants to acquire common stock	5,423,771	5,423,771
Accumulated deficit	(221,915,391)	(221,915,391)

Total stockholders’ equity	$59,196,539	$89,787,039

The information above is based on 22,229,596 shares of our common stock outstanding as of June 30, 2009 and does not include:
•	3,559,900 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2009, at a weighted average exercise price of $5.63 per share (including 12,165 shares of common stock that were issued upon the exercise of options from June 30, 2009 through October 13, 2009 and options to purchase 8,030 shares of common stock that were forfeited or expired subsequent to June 30, 2009);

•	1,300,119 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2009, at a weighted average exercise price of $14.48; and

•	41,500 options granted under our 2007 Long-Term Incentive Plan from June 30, 2009 through October 13, 2009.

DILUTION
     Our net tangible book value on June 30, 2009 was approximately $57.7 million, or $2.60 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding. After giving effect to the sale of 4,700,000 shares of common stock offered by us in this offering at a price of $7.00 per share, less the underwriting discounts and other expenses of this offering payable by us, our pro forma net tangible book value on June 30, 2009 would have been approximately $88.3 million, or $3.28 per share of common stock. The following table illustrates the pro forma increase in net tangible book value of $0.68 per share and the dilution (the difference between the offering price per share and pro forma net tangible book value per share) of $3.72 per share to new investors in this offering:

Public offering price per share		$7.00
Net tangible book value per share on June 30, 2009	$2.60
Increase in pro forma net tangible book value per share attributable to offering	$0.68
Pro forma net tangible book value per share on June 30, 2009, after giving effect to the offering	$3.28
Dilution per share to new investors in the offering		$3.72
Assuming the underwriters exercise their over-allotment option in full, the pro forma increase in net tangible book value on June 30, 2009 would be $0.76 per share and the dilution (the difference between the offering price per share and pro forma net tangible book value per share) would be $3.64 per share to new investors in this offering. The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	22,229,596	83%	$231,581,089	88%	$10.42
New investors	4,700,000	17%	$32,900,000	12%	$7.00

Total	26,929,596	100%	$264,481,089	$100%	$9.82

The above discussion and tables are based on 22,229,596 common shares outstanding at June 30, 2009, and do not include, as of that date:
•	3,559,900 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2009, at a weighted average exercise price of $5.63 per share (including 12,165 shares of common stock that were issued upon the exercise of options from June 30, 2009 through October 13, 2009 and options to purchase 8,030 shares of common stock that were forfeited or expired subsequent to June 30, 2009);

•	1,300,119 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2009, at a weighted average exercise price of $14.48; and

•	41,500 options granted under our 2007 Long-Term Incentive Plan from June 30, 2009 through October 13, 2009.
     If all of these outstanding options and warrants had been exercised as of June 30, 2009, our pro forma net tangible book value would have been $3.56 per share of common stock, pro forma net tangible book value after this offering would be $4.00 per share of common stock and dilution in pro forma net tangible book value to investors in this offering would be $3.00 per share of common stock. In addition, if all of these outstanding options and warrants as of June 30, 2009 were exercised, on an as adjusted basis before deducting underwriting discounts and estimated offering expenses payable by us, (i) existing stockholders would have purchased 27,089,615 shares representing 85% of the total shares for $270,439,757, or approximately 89% of the total consideration paid, with an average price per share of $9.98 and (ii) 4,700,000 shares purchased by new stockholders in this offering would represent approximately 15% of total shares for approximately $32,900,000 or approximately 11% of the total consideration paid.

UNDERWRITING
We are offering the shares of common stock described in this prospectus supplement through Piper Jaffray & Co. as sole underwriter for this offering. We have entered into a firm commitment underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase all of the shares offered by us in this offering, other than those shares covered by the over-allotment option described below.
The underwriter proposes to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.19 per share. After the offering, these figures may be changed by the underwriter.
The underwriter has an option to buy up to 705,000 additional shares of common stock from us to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise
Per Share	$0.385	$0.385
Total	$1,809,500	$2,080,925
We estimate that the total fees and expenses payable by us, excluding underwriting discount, will be approximately $500,000, which includes $150,000 that we have agreed to reimburse the underwriter for the fees incurred by it in connection with the offering.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.
We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, assigning, encumbering, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of the underwriter. The lock-up agreement does not prohibit our directors and executive officers from transferring shares of our common stock for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, or pursuant to Rule 10b5-1 trading plans in existence as of the date of this prospectus supplement. The lock-up agreement does not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriter pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.
The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriter waives the extension in writing.

Our shares are quoted on the Nasdaq Global Market under the symbol “NSPH.”
To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than we have sold to the underwriter. Short sales involve the sale by the underwriter of a greater number of shares than the underwriter is required to purchase in the offering. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.
In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time. The underwriter may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the Nasdaq Global Market is limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web site maintained by the underwriter and the underwriter may distribute prospectuses and prospectus supplements electronically.
From time to time in the ordinary course of its business, the underwriter and certain of its affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates.

LEGAL MATTERS
          Selected legal matters with respect to the validity of common stock offered by this prospectus supplement will be passed upon for us by Seyfarth Shaw LLP, New York, New York. Certain legal matters in connection with the common stock offered in this prospectus supplement will be passed upon for the underwriter by Goodwin Procter LLP, New York, New York.
EXPERTS
          The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
          We also file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus supplement and the accompany prospectus are a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus supplement and the accompanying prospectus.
IMPORTANT INFORMATION INCORPORATED BY REFERENCE
          The SEC allows “incorporation by reference” into this prospectus supplement and the accompanying prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement and the accompanying prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus supplement and the accompanying prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:
•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and Amendment No. 1 thereto on Form 10-K/A;

•	The portions of our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on June 16, 2009 that have been incorporated by reference into our Annual Report on Form 10-K;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Amendment No. 1 thereto on Form 10-Q/A and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and Amendment No. 1 thereto on Form 10-Q/A;

•	Our Current Reports on Form 8-K filed on March 5, 2009 and September 1, 2009; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, Illinois 60062
Attention: Investor Relations
Phone: (847) 400-9000
          Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus.

Prospectus
Nanosphere, Inc.
Common Stock
Warrants
Preferred Stock
Stock Purchase Contracts
Stock Purchase Units
     Nanosphere, Inc. may offer, from time to time, common stock, warrants, preferred stock, stock purchase contracts or stock purchase units.
     We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
     We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
     Our common stock is listed on the NASDAQ Global Market under the trading symbol “NSPH.” The closing per share price of our common stock on the NASDAQ Global Market on September 8, 2009 was $7.64.
     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.
     Investing in our securities involves risks. You should carefully read and consider the Risk Factors beginning on page 20 of this prospectus as well as any such Risk Factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission, nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 15, 2009.

i

ABOUT THIS PROSPECTUS
     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Nanosphere,” “Company,” “we,” “our,” “us” or similar references are to Nanosphere, Inc. and its consolidated subsidiaries.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of common stock, warrants, preferred stock, stock purchase contracts and stock purchase units, as described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $100,000,000. This prospectus provides you with a general description of the securities that we may offer, which is not meant to be a complete description of each security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
     You should not assume that the information contained in this prospectus, any prospectus supplement or any information incorporated herein or therein is accurate as of any date other than the date of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus.

INCORPORATION BY REFERENCE
     The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:
•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and Amendment No. 1 thereto on Form 10-K/A;

•	The portions of our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on June 16, 2009 that have been incorporated by reference into our Annual Report on Form 10-K;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Amendment No. 1 thereto on Form 10-Q/A and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and Amendment No. 1 thereto on Form 10-Q/A;

•	Our Current Reports on Form 8-K filed on March 5, 2009 and September 1, 2009; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, Illinois 60062
Attention: Investor Relations
Phone: (847) 400-9000
     Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS
     This Registration Statement on Form S-3 and certain documents that are incorporated by reference into this registration statement contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in this form regarding our strategy, future operations, future financial position, future net sales, projected expenses, prospects and plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.
     In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors.
     These forward-looking statements represent our estimates and assumptions only as of the date of this registration statement. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus and elsewhere in this registration statement.
     You should carefully consider all the information in or incorporated by reference in this prospectus and any accompanying prospectus supplement prior to investing in our securities. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

NANOSPHERE, INC.
Overview
     We develop, manufacture and market an advanced molecular diagnostics platform, the Verigene System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology simplifies molecular diagnostic testing, provides the ability to run multiple tests simultaneously on the same sample and has the potential to run a broad menu of tests on a single platform. We have developed or are currently developing diagnostic tests for markers which reveal the existence of a variety of medical conditions including cardiovascular, respiratory, cancer, autoimmune, neurodegenerative and other infectious diseases, as well as for pharmacogenomics.
     Pharmacogenomics is an emerging subset of human genetic testing which correlates gene expression or mutation with a drug’s efficacy or toxicity. These tests play a key role in the advancement of personalized medicine where drug therapies and dosing are guided by each patient’s genetic makeup. There is a growing demand on laboratories to implement molecular diagnostic testing, but the cost and complexity of existing technologies and the need for specialized personnel and facilities have limited the number of laboratories with these capabilities.
     The Verigene System’s ease of use, rapid turnaround times, relatively low cost and ability to support a broad test menu simplify work flow and reduce costs for laboratories already performing molecular diagnostic testing and allow a broader range of laboratories, including those operated by local hospitals, to perform these tests. Our ability to detect proteins, which is 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We are focused on the clinical diagnostics market and may seek opportunities either directly or through partnerships to commercialize our technologies in other markets.
     We received 510(k) clearance from the United States Food and Drug Administration (“FDA”) for commercial sale of the Verigene System in the second half of 2007. 510(k) clearance is granted by the FDA if the submitted information establishes that the proposed device is “substantially equivalent” to a legally marketed Class I or Class II medical device or a pre-amendment Class III medical device for which the FDA has not sought pre-market approval. At that time, we also received clearance for two diagnostic tests. The first test is a warfarin metabolism assay, which is a pharmacogenomic test to determine the existence of certain genetic information believed to affect the metabolism of warfarin based drugs, including Coumadin, the most-prescribed oral anticoagulant in North America and Europe. The second test is a hyper-coagulation assay, one of the highest volume human genetic tests currently performed, to determine an individual’s risk, based upon genetic information, for the development of blood clots, which can lead to stroke, pulmonary embolism and deep vein thrombosis. We have established a direct sales organization within the United States and are focusing our initial commercial efforts on the hospital-based laboratory market.
     On May 1, 2009, we received 510(k) clearance from the FDA for the commercial sale of our respiratory panel which detects the presence of influenza A and B as well as respiratory syncitial virus (“RSV”) A and B. Influenza is commonly known as the seasonal flu and RSV is a respiratory virus that infects the lungs and breathing passages. RSV is the most common cause of bronchitis and pneumonia in children under the age of one year and has become a significant concern for older adults. Our respiratory panel provides physicians with a highly accurate, fast determination of which virus is present which helps guide the most appropriate treatment therapy. Most of the respiratory tests currently on the market take days to generate a result, because they depend on culturing, or do not provide a reliable result, because they are rapid tests which lack specificity.
     We are completing clinical trials and expect to file an application to the FDA for 510(k) clearance of our respiratory panel on our Verigene SP instrument during the third quarter of 2009. The Verigene SP instrument automates sample preparation, which should significantly reduce laboratory technician time required to perform this molecular test. We also believe that this assay offers a simple to use molecular test for diagnosing respiratory infections and the flu, while providing improved specificity over currently available rapid tests.
     On July 24, 2009 we received 510(k) clearance from the FDA for our cystic fibrosis test that enables molecular laboratories to perform prenatal screening and diagnostic confirmations through identification of the number of copies of each of the 23 most common gene mutations recognized by the American College of Obstetricians and Gynecologists as markers for cystic fibrosis.
     In the first quarter of 2009, we filed a de novo 510(k) submission for a hereditary hemochromatosis (“HFE”) genetic test. Mutations in the HFE gene are associated with hemochromatosis, which is the leading cause of iron overload disease, a systematic iron build up that can eventually adversely affect the heart, liver, pancreas, joints and pituitary gland. Untreated, hemochromatosis can be fatal. Once detected, hemochromatosis is easily treated. Approximately one in every 250 people of European descent has the disease and one in eight is a carrier of at least one of the recessive gene mutations. There are currently no FDA-cleared tests on the market to detect these mutations of the HFE gene.
     The first ultra-sensitive protein test we plan to commercialize is for cardiac troponin I (“cTnI”), which is the gold standard biomarker for diagnosis of the occurrence of myocardial infarction or heart attack and acute coronary syndrome. We are completing the necessary clinical trials and anticipate submitting the 510(k) application to the FDA in 2009. We have also begun to enroll patients in an international prospective study named FAST-TRAC, which is designed to support and further demonstrate the clinical utility of this assay.
     In addition, we currently have research and development efforts underway for additional genetic, infectious disease and protein tests. Our test development pipeline includes a blood infection screening assay, a human papillomavirus (“HPV”) assay for cervical cancer screening, an ultra-sensitive prostate-specific antigen (“PSA”) for diagnosis of recurrent prostate cancer and both rheumatoid factor (“RF”) and anti-cyclic citrullinated peptide (“Anti-CCP”) tests for the detection of rheumatoid arthritis. We are also investigating new biomarkers where our ultra-sensitive protein detection technology may enable earlier detection of a broad range of other diseases.
     Our technology is broadly applicable beyond the clinical diagnostic market in both research and industrial applications. The Verigene System is also used in research laboratories supporting collaborations and independent research in areas including ovarian cancer, mad cow disease and HIV. We are currently working with the FDA on a joint research program to develop an H5N1 avian flu assay. We have developed and delivered a biosecurity platform for the detection of various bioterrorism agents to the Technical Support Working Group, an agency affiliated with the U.S. Department of Defense.
     As of December 31, 2008, our patent portfolio is comprised, on a worldwide basis, of 96 issued patents and 163 pending patent applications which we own directly or for which we are the exclusive licensee. Some of these patents and patent applications derive from a common parent patent application or are foreign counterpart patent applications and relate to similar or identical technological claims. The issued patents cover approximately 11 different technological claims and the pending patent applications cover approximately 5 additional technological claims.
     Many of our issued and pending patents were exclusively licensed from the International Institute for Nanotechnology at Northwestern University (“Northwestern”) in May 2000 and they generally cover our core technology, including nanotechnology based biodiagnostics and biobarcode technology. Our issued patents expire between 2017 and 2025. Our patent portfolio provides protection against other companies offering products employing the same technologies and methods as we have patented. While we believe our patent portfolio establishes a proprietary position, there are many competitive products utilizing other technologies that do not infringe on our patents.
     In addition, we have non-exclusive licenses for 41 patents that cover 11 different technological claims from various third parties. Most of these license agreements require us to pay the licensor royalty fees that typically expire upon the patent expiration dates which range from 2009 to 2025. These license agreements are nonexclusive and do not create a proprietary position. The expiration of these non-exclusive licenses will result in the termination of certain royalty payments by us to the licensors.
Our Products
     The Verigene System is a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing. While many systems currently available on the market provide a diagnostic result for one test or a few tests within a specific market niche, the Verigene System provides for multiple tests to be performed on a single platform including both genomic and protein assays.
     The Verigene System is comprised of a microfluidics processor, a touchscreen reader and disposable test cartridges. The microfluidics processor interacts with and manipulates various functional components of the test cartridge, accomplishing a number of necessary steps including target binding to the nucleic acid or protein array, nanoparticle probe hybridization, intermediate washes and signal amplification. The reader houses the optical detection module that illuminates the test slide and automated spot recognition software that analyzes the resulting signal intensities and provides the test results. The reader also serves as the control station for the Verigene System and features a simple and intuitive touchscreen interface that allows users to track samples and test cartridges, initiate and monitor test processing, analyze results and generate reports. The reader is web-enabled to allow remote access to results and reports.
     To perform a test, the operator adds a prepared sample to a designated port in the test cartridge, enters sample identification and test cartridge information into the reader using the touchscreen keyboard or via the barcode wand, and inserts the test cartridge into the processor. The processor assimilates information received from the reader and matches it to the inserted test cartridge and initiates the specified test protocol. Once the assay process is complete the test array is introduced into the reader for image analysis and result reporting.
     We have recently completed clinical trials and filed an application with the FDA for clearance of a new Verigene processor, the Verigene SP, which handles the same processing steps, including DNA extraction, as the original Verigene system as well as sample preparation. This additional capability further automates and simplifies the testing process by extending the system work flow from sample to result. The Verigene System is also modular so that customers can attach a number of processors to each reader depending upon their laboratory test volume. In addition to the Verigene and Verigene SP, we plan to launch a Verigene POC processor which removes some of the features that are unnecessary for protein tests. While we plan to market three different processors to various market segments, all test cartridges are compatible with the original Verigene processor.
Our Applications
     We are commercializing or have in development several genomic and protein assays including the following:

Assay	Status	Condition Detected

Genomic Tests

Hyper-coagulation	FDA clearance received October 2007	Genetic mutation that could indicate increased risk of blood clots, stroke and pulmonary embolism

Warfarin Metabolism	FDA clearance received September 2007	Genetic mutation important in proper initial dosing of leading anticoagulant

Cystic Fibrosis	FDA clearance received July 2009	Cystic fibrosis gene mutation; prenatal carrier screening & diagnosis confirmation

Respiratory Virus Panel	FDA clearance received May 2009	Respiratory illness

HFE — hemochromatosis	de novo 510(k) filed with the FDA in February 2009	Hemochromatosis, iron overload disease

Blood Infection Panel	In development	Blood infection

Protein Tests

Cardiac Troponin I	In FDA clinical trials	Cardiovascular disease; risk stratification; diagnosis of heart attack

RF & Ant-CCP	In development	Rheumatoid Arthritis

Prostate Specific Antigen	In development	Post-surgical recurrence of prostate cancer
     We are also continuing to research the expansion of our test menu in areas including, cancer, autoimmune, neurodegenerative, cardiovascular and infectious diseases and pharmacogenomics.
Genomic Assays
     Hyper-coagulation. Currently available technologies for this test are limited by contamination issues associated with the polymerase chain reaction, or PCR, genomic test as well as its cost resulting from a complex and costly work flow and large number of process steps. Our hyper-coagulation panel consists of a multiplex of three genetic markers. This test enables the direct detection of mutations associated with a pre-disposition to blood clots on a much simpler platform than current alternatives. Our hyper-coagulation assay received 510(k) clearance from the FDA in October 2007.
     Warfarin Metabolism. Our warfarin metabolism assay received 510(k) clearance from the FDA in September 2007. Our assay is the first FDA-cleared genetic diagnostic test to assess warfarin metabolism. Our warfarin metabolism panel detects three genetic markers that play a critical role in metabolizing warfarin and determining an individual’s sensitivity to the drug. Through detection of these genetic markers, doctors are able to determine the appropriate initial warfarin dosage level in a safer and more efficient manner than current methods. Most of the other assays available today require PCR prior to running the assay, which contributes significantly to the cost and complexity of testing.
     Cystic Fibrosis. We filed our 510(k) submission for our cystic fibrosis assay with the FDAI in November 2008. This assay provides a multiplex panel for the detection of mutations in the CFTR gene that contribute to a higher risk of cystic fibrosis. Currently available technologies for this test typically require up-front PCR and post-PCR multiplexing technologies, which involve complex and costly work flow which require more testing duration and hands on lab technician time as well as additional process steps. Our direct detection method enables detection of each of the 23 CFTR gene mutations related to cystic fibrosis recognized by the American College of Obstetricians and Gynecologists.
     Respiratory Virus Panel. We filed our 510(k) submission for our respiratory virus assay with the FDA in October 2008. This assay provides a multiplex panel for the detection of influenza A and B as well as RSV A and B. Influenza is commonly known as the seasonal flu and RSV is a respiratory virus that infects the lungs and breathing passages. RSV is the most common cause of bronchitis and pneumonia in children under the age of 1 and has become a significant concern for older adults. Our respiratory panel provides physicians with a highly accurate, fast determination of which virus is present which helps guide the most appropriate treatment therapy.
     HFE. A de novo 510(k) for our HFE assay was submitted to the FDA in February 2009. Mutations in the HFE gene are associated with hemochromatosis, which is the leading cause of iron overload disease. Over time, hemochromatosis causes iron build up and eventually can cause diseases in the heart, liver, pancreas, joints and pituitary gland. Untreated, hemochromatosis can be fatal. Once detected, hemochromatosis is easily treated. Approximately one in every 250 people of European descent has the disease and one in eight is a carrier of at least one of the recessive gene mutations. There are currently no FDA cleared tests on the market.
     Blood Infection Screen. This assay is currently in the early stages of development. We anticipate that it will provide a multiplexed molecular diagnostic approach to screening for blood born infections and reducing the time it takes to determine infectious species through traditional blood cultures.
     Human Papillomavirus, or HPV. We anticipate this assay will provide a multiplex panel for the detection of 14 specific viral strains that are sexually transmitted and are the cause of 95% of cervical cancer cases worldwide. We have proven feasibility for a strain-specific diagnostic test that will detect all of the high risk viral types in a cartridge based assay, allowing for better clinical diagnosis in a decentralized setting. Further development of our HPV assay is pending completion of other assays under development and a commercialization plan for this assay.
Protein Assays
     Our initial assay development efforts are focused on the earlier detection of disease through application of our ultra-sensitive protein detection technology to existing biomarkers. The following assays are in development:
     Cardiac Troponin I. The first ultra-sensitive protein test we have developed is to detect the presence of cardiac troponin I (“cTnI”), which is the gold standard biomarker for diagnosis of myocardial infarction or heart attack and identify people at risk for acute coronary syndrome. We have begun our FDA clinical trials and anticipate submitting the 510(k) application during the first half of 2009. We have also begun to enroll patients in a multi-site, international prospective study named FAST-TRAC, which is designed to further support the clinical utility of our ultra-sensitive cTnI assay and may demonstrate additional medical utility for the troponin biomarker in assessing risk factors in patients with diseases such as diabetes, hypertension, kidney disease and congestive heart failure.
     This assay is for the detection of cTnI in patients suspected of having cardiovascular disease. Although there are various diagnostic tests used to detect acute myocardial infarction, both the American College of Cardiology and the American Heart Association issued guidelines asserting that testing for cardiac troponin is the new, definitive laboratory standard for the diagnosis of myocardial infarction. Troponin assays are not only more sensitive but also more specific than tests for other existing biomarkers.
     Troponin I is a protein that is found in cardiac muscle and is released when the heart is injured, for instance during a myocardial infarction. Cardiac troponin blood diagnostic tests are used to diagnose a heart attack and evaluate mild to severe heart injury in patients experiencing heart/chest discomfort. However, limitations of current detection levels often result in the failure to accurately diagnose all cases of cardiovascular disease. Each year, millions of patients enter emergency rooms with chest pain, many of whom are discharged from hospital emergency departments after current technologies fail to diagnose acute myocardial infarctions. Tens of thousands of these patients are subsequently readmitted to the hospital or die from cardiac arrest within a few weeks or months after the initial visit.
     Initial clinical studies have demonstrated our ability to reliably identify a rise in cardiac troponin well below the limits of detection of assays currently on the market, at levels where the assay can diagnose acute myocardial infarctions earlier and detect precursor cardiac events including unstable angina, cardiac necrosis and ischemia. Furthermore, this level of sensitivity could also lead to more accurate risk stratification of people with early stages of cardiovascular disease such as angina. We believe that a new definition of “normal” will be defined at a lower troponin concentration level that currently marketed tests cannot detect. Our FAST-TRAC trial is designed to test new diagnostic attributes of the assay, including its predictive value.
     Prostate Specific Antigen — Recurrent Prostate Cancer. This assay is designed to detect a recurrence of prostate cancer following prostate removal, a standard treatment for prostate cancer. Prostate specific antigen, or PSA, is a protein produced by the cells of the prostate gland and may be found in an increased amount in those with prostate cancer. Despite regular PSA testing post-surgery, most cases of recurrence are not detected for several years because the rising PSA levels in these patients does not reach the limit of detection using current technologies. We expect our ultra-sensitive PSA detection assay will diagnose recurrence within a few months, rather than years, after surgery. Our research data also suggests that patients without recurrence do not have rising PSA levels within the first six months post prostatectomy. Therefore, we believe our assay will enable more immediate treatment for patients with recurrence and avoidance of unnecessary treatments and life altering side effects for patients without recurrence.
     RF & Anti-CCP — Rheumatoid Arthritis. We are developing a test for the earlier diagnosis of rheumatoid arthritis, which utilizes our ultra-sensitive detection of RF and anti-CCP. These markers are both used to diagnose rheumatoid arthritis, however, current technologies are not sensitive enough to detect the presence of these proteins at the earliest stages of disease. Our assay is expected to identify the presence of these proteins sooner, which enables early intervention. Currently there are highly effective drug therapies, which halt the progression of rheumatoid arthritis. We expect our assay will improve patient outcomes by helping physicians diagnose and treat this disease in patients sooner.
     Biomarker Validation. We are also applying our ultra-sensitive protein detection methods to the development of established protein biomarkers and the validation of novel protein targets that may lead to earlier detection of medical conditions including in the areas of autoimmune diseases, allergies, cancers and neurodegenerative disorders.
Our Technology
     We believe our technology will drive the use of ultra-sensitive and multiplexed protein and genomic diagnostics in routine clinical laboratories, much like enzyme-linked immunosorbent assay, or ELISA, accelerated the use of protein testing in the 1970s and 1980s and PCR catalyzed the emergence of nucleic acid diagnostics in the 1990s.
Our Gold Nanoparticle Molecular Probes
     At the core of our technology are gold nanoparticles which offer a unique set of physical properties that can be exploited in the detection of biological molecules. In 1998, Dr. Mirkin and Dr. Letsinger at Northwestern developed a novel process to prepare stable probes by covalently attaching oligonucleotides to gold nanoparticles. This method, protected by patents, is exclusively assigned to or owned by us. We have refined the synthesis methods to enable highly reproducible production of nanoparticle probes with diameters in the 13-50 nanometer range required for highly sensitive biomedical analysis. Subsequently, we have also developed methods for attaching antibodies to gold nanoparticles, thereby producing highly stable probes for ultra-sensitive detection of proteins.
     The properties of nanoparticle probes can be tailored by controlling the size of the particles, the density of recognition-oligomers or antibodies on the nanoparticles, the use of diluent oligonucleotides, the use of spacer oligonucleotides and the salt concentration. Combined, the optimization of these properties enables us to deliver superior analytical performance characteristics versus other methods, for example:
•	High Signal-to-Noise Ratio. Our nanoparticle probes deliver significantly stronger signals than the fluorescent probes, or fluorophores, used in diagnostic platforms today. Nanoparticles are typically 10-100 nm in diameter and therefore significantly larger than conventional fluorophores. This size difference enables nanoparticles to produce up to 10,000 times more signal via light scattering than a fluorophore. A single nanoparticle can be detected with simple optical instrumentation with very high sensitivity, thus eliminating the need to employ our amplification techniques.

•	Orders of Magnitude Greater Sensitivity and Lower Detection Limits. The sensitivity and limits of detection of our technology are further enhanced by a silver-staining step, which effectively amplifies the signal from each nanoparticle bound to a target molecule. In this process, silver is coated onto the gold nanoparticle surface, producing larger particles with enhanced optical properties. Whereas the leading technologies today can detect molecules at the picomolar range (10-12), our technology is capable of up to a million times higher sensitivity at the attomolar (10-18) range, enabling the unprecedented analysis of rarely expressed genes or low abundance proteins for early disease detection and diagnosis.

•	Unparalleled Specificity. A key property of the oligonucleotide-linked gold nanoparticle is an extremely sharp melting curve. The melting curve is the temperature range during which the capture oligonucleotide dissociates with the complementary target oligonucleotide in the sample. Our nanoparticles exhibit dissociation transitions of less than one degree in Celsius temperature, whereas most alternative products are based on polymerase chain reaction, or PCR, which exhibits melt transitions typically in the 15-30 degree range. The reduced band in temperature in which binding and dissociation occurs, creates a significantly higher signal to noise ratio resulting in greater specificity. These qualities eliminate errors caused by mismatched nucleotide pairs, thereby allowing genomic targets differing by a single nucleotide (base pair) to be distinguished with unprecedented selectivity. Sharp melting curves are a proprietary feature of our nanoparticles and our patent portfolio includes issued patents protecting the methods and product performance related to melt transition curves.
•	High Count Multiplexing. Our core technology enables high count multiplexing, or simultaneous multiple target identification in a single sample, using a simple low-density microarray. A sample and probe mixture is introduced simultaneously into a single self-contained reaction chamber pre-printed with multiple reaction spots, each containing capture strand oligonucleotides or proteins that are complementary to a specific target molecule of interest. By utilizing the sharp melt transition of the nanoparticle probes, multiple targets can be discretely identified in a single sample. This methodology eliminates the need for complex and costly means of physically isolating individual target molecules.

•	Detection of Genomic and Protein Molecules Simultaneously. We are able to synthesize our gold nanoparticle probes for the simultaneous multiplexed detection of both protein and genomic targets in the same assay.

•	Superior Reaction Kinetics. The sharp melt transition curves in our gold nanoparticles increase binding affinity thereby leading to improved assay kinetics and efficiency.

•	Long-Term Stability. The high density of oligonucleotides per nanoparticle, serves both as a protective and recognition layer on the nanoparticle surface and ensures the long-term stability of our nanoparticles. We have patented approaches using localized salt and buffer concentrations that deliver long-shelf life for our technology and reagent set.
Assay Format
     Our silver-enhanced gold nanoparticles and related optical detection technology are used for diagnostic assays which detect genomic and proteomic targets captured onto microarrays as shown in the “Schematic of Microarray Based Detection Using Nanoparticle Probes” below. The microarray format enables high count multiplexing of assay targets, facilitating the development of a broad menu of tests, including for complex diseases where multiple targets must be evaluated to provide a diagnosis, in a simple, scalable format.
     Two probe types can be used in a single assay. Oligonucleotide probes are used for genomic assays and antibodies for protein assays. One probe, complementary to a specific site on the target molecule, is attached to a surface such as a glass slide and the other probe, complementary to a different site on the target molecule, is attached to the surface of gold nanoparticles. In the presence of the target molecule of interest, the probes and target form a three dimensional, cross-linked aggregate. After silver coating the gold nanoparticles, light scatter is measured on the surface of the microarray slide. The silver-enhanced gold nanoparticle probes located on the slide surface scatter light in proportion to the concentration of the target in the sample, which is detected through optical imaging and translated into clinical results via our proprietary software algorithms.

Schematic of Microarray Based Detection Using Nanoparticle Probes
     The above graphic depicts a genomic or proteomic assay utilizing a molecule attached to a gold nanoparticle. In the case of a genomic assay, the molecule represents an oligonucleotide. In the case of a proteomic assay, the molecule represents an antibody.
Research and Development
     Our research and development efforts are focused on:
•	Expanding and Enhancing the Capabilities of Our Instrument Platform. Design elements and components of our current instrument platform, the Verigene System, will serve as the foundation for future generation development. We have completed development and clinical trials for the Verigene SP, which incorporates sample preparation into our system. By adding this step, labs can now process a raw sample material, in most cases whole blood, in a single step. This feature is critical for analyzing infectious diseases and will further simplify the processing of clinical samples from swab, cerebrospinal fluid and serum. We are also developing a scaled down version of the Verigene processor used specifically for protein analysis. This system, the Verigene POC, lacks the features required for DNA extraction, which provides cost reduction benefits for systems dedicated to running protein tests.

Our development plans also include a fully automated instrument with increased throughput and sample preparation for both infectious disease and human genetic tests. By basing future generations of our instrument platform on existing design elements, each new generation of development will process assays developed for previous generations.

•	Developing Additional Genomic and Protein Assays. We are in various phases of developing and commercializing new assays for detecting protein biomarkers, infectious diseases and human genetic markers. Currently, we are researching additional human genetic, infectious disease and ultra-sensitive protein assays.

•	Validating and Commercializing New Biomarkers. We have a dedicated team of protein scientists and assay developers who conduct assay development to support feasibility testing and new protein biomarker validation. This team is collaborating with clinical researchers in academic and private settings to apply our ultra-sensitive protein detection technology to the researchers’ efforts to create diagnostic methods with greater clinical sensitivity and specificity. We are also applying our ultra-sensitivity methods to the development of established protein biomarkers that may lead to earlier detection of medical conditions including cancer, neurodegenerative disorders including Alzheimer’s disease, sepsis and mad cow disease, for blood screening and veterinary applications.

•	Enhancing Performance of Established Product Systems and Developing New Applications. We have entered into a license agreement with Northwestern which provides us with an exclusive license to certain patents and patent applications related to the application of nanotechnology to biodiagnostics and to biobarcode technology. This license covers all discoveries from the International Institute for Nanotechnology at Northwestern in the field of biodiagnostics through January 1, 2013. Nanosphere also has the right of first negotiation for an exclusive license on inventions after such date. Our research team utilizes the research and patents developed at Northwestern to develop diagnostic applications including additional genomic and protein testing assays for use in the Verigene System.
Employees
     As of December 31, 2008, we had 116 full-time employees. Of these employees, 54 were in research and development, 29 were in manufacturing (in support of both the sales and research and development functions), 19 were in sales and marketing and 14 were in general and administrative functions. We have never had a work stoppage and none of our employees are covered by collective bargaining agreements or represented by a labor union. We believe our employee relations are good.
Government Grants and Contracts
     We have received grants over the last five years that have allowed for the evaluation and development of new technologies and also allowed for development of market specific diagnostic products.
     We have benefited from Small Business Innovation Research grants to prove feasibility of gold nanoparticle based detection technology as well as evaluate potential new technologies and medical diagnostic applications.

     We have received government contracts for the development of automated biological agent detection systems using nanoparticle probes that are capable of rapidly detecting biological warfare agents and biological toxins. These products have potential applications for both government contractors and civilian first responders. Since inception, we have recorded revenue of approximately $9 million under these grants and contracts.
Manufacturing
     We assemble and package all our finished products at our corporate headquarters in Northbrook, Illinois. Our manufacturing facility occupies approximately 12,000 square feet of the 40,945 square feet which we lease at our Northbrook facility. There, we manufacture our proprietary nanoparticle probes and assay reagents and test cartridges and Verigene System instrumentation. We outsource much of the disposable component molding. Reagent manufacturing and cartridge filling is performed under the current Good Manufacturing Practice — Quality System Regulation which is required by the FDA for the manufacture of in vitro diagnostic products.
     We have implemented a quality system which complies with FDA regulations governing in vitro diagnostic products. These regulations carefully control the manufacture, testing and release of diagnostics products as well as raw material receipt and control. To ensure that products are manufactured consistently to meet quality requirements, we have built and validated a quality system that we believe complies with FDA guidelines and regulations, including the FDA’s Quality System Regulation. We have registered with the FDA as an owner and operator of an establishment that manufactures a device intended for human use, which includes in vitro diagnostics products. Class 10,000 clean room facilities are available for the assembly of sub-assembled disposable plastic components in a semi-automated fashion.
     We have controlled methods for the consistent manufacturing of our proprietary nanoparticles and production oligonucleotides at very high purity (greater than 95%). We also manufacture at our Northbrook facility a proprietary linker to ensure stable bonding of the oligonucleotide to the gold nanoparticle.
     All quality control tests are validated to ensure product quality measurements are accurate. Manufacturing of the Verigene System including test cartridges, is tightly controlled with the use of manufacturing batch records. These records control which product is produced and ensure that each batch of product is manufactured consistently and according to the intended design.
     We plan to continue to manufacture components that we determine are highly proprietary or highly difficult to produce consistently while outsourcing commodity components. We are likely to establish additional outsourcing partnerships as we manufacture additional products. While we believe our current facilities and expansion rights are adequate to meet our manufacturing needs for at least the next three years, we may need to lease additional space.
Sales and Marketing
     As a part of our business strategy, we have a direct sales and marketing organization to support the sales of the Verigene System and the initial menu of tests in the United States. This organization comprises geographically dispersed sales representatives and clinical support specialists as well as a centralized staff of market and product managers. We believe that the primary market for our diagnostic applications will be hospital-based laboratories and academic research institutions in the United States. At the customer’s option we expect to sell the Verigene System or enter into a leasing arrangement. Our lease arrangements take the form of what are known as “reagent rentals” where an instrument is placed at a customer location and the customer commits to purchase a certain minimum volume of cartridges over the term of the agreement. As part of the reagent rental agreements, we charge a rental fee for use of the equipment as cartridges are purchased.
     Our sales and marketing organization provides customer service related to order fulfillment, technical service and product support, and distribution logistics.
     We believe that the primary international customers for our diagnostic applications will be hospital-based laboratories and academic research institutions. We have obtained CE Mark approval for sale of the Verigene System in European Union countries and will do so for each assay we plan to market in Europe. Outside the United States, we anticipate initiating sales through marketing partners and distributors. A distribution strategy is being developed for each relevant international market. We expect to supplement marketing partnerships with specialists who will train our partners’ sales forces and provide technical support.
Competition
     We primarily face competition in the nucleic acid based testing market from companies that provide PCR-based technologies. We believe that the Verigene System will compete with these companies primarily on the following factors: (1) cost effectiveness; (2) ease of use; (3) multiplex capability; (4) range of tests offered; (5) immediacy of results; and (6) reliability.
     We also face competition in the protein detection market from companies that provide mass spectrometry systems. Although mass spectrometry systems offer high sensitivity, they are extremely costly, require significant time and effort by sophisticated staff and cannot detect many complex, disease-causing proteins. These significant limitations have rendered mass spectrometry systems impractical for commercial protein diagnostics laboratories.
     The protein detection market also includes companies that provide ELISA-based testing systems. However, we believe that our technology, which is at least 100 times more sensitive than current diagnostic technologies, provides a significant advantage because it can detect proteins at lower concentrations equating to earlier detection of disease. This sensitivity will create new value for existing biomarkers and allow the discovery of novel biomarkers for the treatment and monitoring of disease where none exist today.
     The testing, manufacture and sale of our diagnostic products is subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies.
Regulation by the United States Food and Drug Administration
     In the United States, the FDA regulates the sale and distribution, in interstate commerce, of medical devices, including in vitro diagnostic test kits. Pursuant to the federal Food, Drug, and Cosmetic Act, the FDA regulates the preclinical and clinical design, testing, manufacture, labeling, distribution and promotion of medical devices. We will not be able to commence marketing or commercial sales in the United States of new medical devices under development that fall within the FDA’s jurisdiction until we receive clearance from the FDA.
     In the United States, medical devices are classified into one of three classes (i.e., Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., establishment registration, medical device listing, labeling regulations, possible premarket notification, possible adherence to current Good

Manufacturing Practice). However, most Class I devices are exempt from premarket notification (510(k) clearance) and adherence to current Good Manufacturing Practice. Class II devices are subject to general and special controls (e.g., special labeling requirements, mandatory performance standards, premarket notification (510(k) clearance) often with guidance from an FDA special control guideline, adherence to current Good Manufacturing Practice, possible post-market surveillance). Generally, Class III devices are subject to general and special controls and must receive premarket approval, or PMA, by the FDA to ensure their safety and effectiveness (e.g., new devices for which insufficient information exists to assure safety and effectiveness through general and special controls; often such devices are life-sustaining, life-supporting and implantable). Many devices that have been approved by way of premarket approval are required to perform post-market surveillance.
510(k) Clearance
     The FDA will grant 510(k) clearance if the submitted information establishes that the proposed device is “substantially equivalent” to a legally marketed Class I or Class II medical device or a pre-amendment Class III medical device for which the FDA has not sought PMA. The FDA has recently been requiring more rigorous demonstration of substantial equivalence than in the past, including in some cases requiring submission of clinical data. It generally takes from four to twelve months from submission to obtain 510(k) premarket clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) submissions and clearances.
Premarket Approval
     A PMA application must be filed if a proposed device is a new device not substantially equivalent to a legally marketed Class I or Class II device, or if it is a pre-amendment Class III device for which the FDA has sought PMA. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical investigations, bench tests, and laboratory and animal studies. The PMA application must also contain a complete description of the device and its components and a detailed description of the method, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.
     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is complete, the FDA will accept the application for filing. Once the submission is accepted, the FDA begins an in-depth review of the PMA. The FDA’s review of a PMA application generally takes one to three years from the date the application is accepted, but may take significantly longer. The review time is often extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by the recommendation of the advisory panel. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer’s facilities to ensure that the facilities are in compliance with applicable current Good Manufacturing Practices requirements.

     If FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a premarket approval letter, authorizing commercial marketing of the device for certain indications. If the FDA’s evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a non-approvable letter. The FDA may determine that additional clinical investigations are necessary, in which case the PMA may be delayed for one or more years while additional clinical investigations are conducted and submitted in an amendment to the PMA.
     Modifications to a device that is the subject of an approved PMA, including its labeling or manufacturing process, may require approval by the FDA of PMA supplements or new PMAs. Supplements to an approved PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.
Clinical Investigations
     Before we can submit a medical device for 510(k) clearance, we may have to perform a short (i.e., months) method comparison study at clinical sites to ensure that end-users can perform the test successfully. This is a study in a clinical environment, but is not usually considered a clinical trial. Alternatively, when we submit a PMA, we generally must conduct a longer (i.e., years) clinical trial of the device which supports the clinical utility of the device and how the device will be used.
     Although clinical investigations of most devices are subject to the investigational device exemption, or IDE requirements, clinical investigations of in vitro diagnostic tests, including our products and products under development, are exempt from the IDE requirements. Thus, our tests do not require the FDA’s prior approval, provided the testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject, and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, our tests must be labeled “for research use only” or “for investigational use only,” and distribution controls must be established to assure that our tests distributed for research, method comparisons or clinical trials are used only for those purposes.
Obtaining FDA Clearance for Our Products
     In March 2007, we submitted 510(k) premarket notifications with respect to the Verigene System instrumentation platform and two independent application cartridges: (1) the hyper-coagulation test panel, which detects three genetic single nucleotide polymorphisms, or SNPs, that correlate to a person’s propensity to form blood clots, and (2) the warfarin metabolism test panel, which detects three other SNPs that define a person’s ability to metabolize warfarin. On September 17, 2007, we received 510(k) clearance from the FDA for the Verigene System and our warfarin test panel and on October 12, 2007, we received 510(k) clearance from the FDA for our hyper-coagulation test panel. The Verigene System and the initial assays are considered Class II medical devices since there are predicate devices already in the market. Most of our tests have special control guidances for 510(k) clearance. Some of our future tests may be Class III devices. We also plan to conduct method comparison studies or clinical trials of our products currently under development, which we intend to distribute in the United States. Our future developments may not be exempt from IDE requirements and may require us to obtain approval from the FDA through the PMA process rather than 510(k) clearance. In addition, any failure to maintain compliance with the IDE exemption requirements could result in, among other things, the loss of the IDE exemption or the imposition of other restrictions on the distribution of our products. In the fourth quarter 2008, we submitted 510(k) applications for our cystic fibrosis and respiratory panel assays. We also submitted a de novo 510(k) application for our HFE assay in February 2009.
Regulation After FDA Approval or Clearance
     Any devices we manufacture or distribute pursuant to clearance or approval by the FDA are subject to pervasive and continuing regulation by the FDA and certain state agencies. We are required to adhere to applicable regulations setting forth detailed current Good Manufacturing Practices requirements, which include testing, control and documentation requirements. Non-compliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant 510(k) clearance PMA for devices, withdrawal of marketing approvals and criminal prosecutions. We have designed and implemented our manufacturing facilities under the current Good Manufacturing Practices requirements. Our manufacturing facility has been inspected by the FDA and will continue to be periodically audited by the FDA.
     Because we are a manufacturer of medical devices, we must also comply with medical device reporting requirements by reporting to the FDA any incident in which our product may have caused or contributed to a death or serious injury. We must also report any incident in which our product malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.
     We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We have numerous policies and procedures in place to ensure compliance with these laws and to minimize the risk of occupational exposure to hazardous materials. In addition, we do not expect the operations of our products to produce significant quantities of hazardous or toxic waste that would require extraordinary disposal practices. Although the costs to comply with these applicable laws and regulations have not been material, we cannot predict the impact on our business of new or amended laws or regulations, or any changes in the way existing and future laws and regulations are interpreted or enforced. Moreover, as we develop toxin and pathogen detection products for the food and agriculture markets, we may be subject to the regulations of various food safety organizations, including the United States Department of Agriculture.
Export of Our Products
     Export of products subject to the 510(k) notification requirements, but not yet cleared to market, are permitted with FDA authorization provided certain requirements are met. Unapproved products subject to the PMA requirements must be approved by the FDA for export. To obtain FDA export approval, we must meet certain requirements, including, with some exceptions, documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data for the devices.
Clinical Laboratory Improvement Amendments of 1988
     The use of our products is also affected by the Clinical Laboratory Improvement Amendments of 1988, or CLIA, and related federal and state regulations, which provide for regulation of laboratory testing. These regulations mandate that clinical laboratories must be certified by the federal government, by a federally-approved accreditation agency or by a state that has been deemed exempt from the regulation’s requirements. Moreover, these laboratories must meet quality assurance, quality control and personnel standards, and they must undergo proficiency testing and inspections. The CLIA standards applicable to clinical laboratories are based on the complexity of the method of testing performed by the laboratory, which range from “waived” to “moderately complex” to “highly complex.” We expect that most of our products will be categorized as either “moderately complex” or “highly complex.”
Foreign Government Regulation
     We anticipate that our products will be introduced in foreign markets in the future. We have obtained CE Mark approval for sale of the Verigene System in European Union countries and will do so for any assay we plan to launch in Europe. The regulatory review process varies from country to country, and many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. Each country has its own tariff regulations, duties and tax requirements.

RISK FACTORS
     Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors below, as the same may be amended, supplemented or superseded from time to time by any prospectus supplement and subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus in their entirety. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.
We have a history of losses and we may never achieve or maintain profitability.
     We have a limited operating history and have incurred significant losses in each fiscal year since our inception, including net losses attributable to common stock of $37.0 million, $59.3 million and $46.4 million in the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, we had an accumulated deficit of approximately $205.3 million. Our losses resulted principally from costs incurred in our research and development programs and from our general and administrative expenses. In recent years, we have incurred significant costs in connection with the development of the Verigene System and its test menu. We expect our research and development expense levels to remain high for the foreseeable future as we seek to enhance our existing product and develop new products. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict when we will become profitable, and we may never become profitable. If we fail to achieve profitability in the future, the market price of our common stock could decline.
Our financial results depend on commercial acceptance of the Verigene System, its array of tests, and the development of additional tests.
     Our future depends on the success of the Verigene System, which depends primarily on its acceptance by hospitals, research institutions, and independent diagnostic laboratories as a reliable, accurate and cost-effective replacement for traditional molecular diagnostic measurement methods. Many hospitals and laboratories already use expensive molecular diagnostic testing instruments in their laboratories and may be reluctant to change their current procedures for performing such analyses.
     The Verigene System currently does not process a sufficiently broad menu of tests for some hospitals and laboratories to consider adopting it. Although we continue to develop additional tests to respond to hospitals’ and laboratories’ needs, we cannot guarantee that we will be able to develop enough additional tests quickly enough or in a manner that is cost-effective or at all. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. We are currently not able to estimate when or if we will be able to develop, commercialize or sell additional tests or enhance existing products. If we are unable to increase sales of the Verigene System and its tests or to successfully develop and commercialize other products or tests, our revenues and our ability to achieve profitability would be impaired.
The regulatory approval process is expensive, time consuming and uncertain and the failure to obtain such approvals will prevent us from commercializing our future products.

     Our products are subject to approval or clearance by the FDA or foreign governmental entities prior to their marketing for commercial use. The 510(k) clearance and premarket approval processes as well as the foreign approvals required to initiate sales outside the United States can be expensive, time consuming and uncertain. It generally takes from four to twelve months from submission to obtain 510(k) clearance, and from one to three years from submission to obtain premarket approval; however, it may take longer, and 510(k) clearance or premarket approval may never be obtained. Delays in receipt of, or failure to obtain, clearances or approvals for future products, including tests that are currently in development, would result in delayed, or no, realization of revenues from such products and in substantial additional costs which could decrease our profitability. We have limited experience in filing FDA applications for 510(k) clearance and premarket approval. There are no assurances that we will obtain any required clearance or approval. Any such failure, or any material delay in obtaining the clearance or approval, could harm our business, financial condition and results of operations.
We and our customers are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in our product commercialization as a result of, these regulations.
     The products we develop, manufacture and market are subject to regulation by the FDA and numerous other federal, state and foreign governmental authorities. We generally are prohibited from marketing our products in the United States unless we obtain either 510(k) clearance or premarket approval from the FDA.
     In addition, we are required to continue to comply with applicable FDA and other regulatory requirements once we have obtained clearance or approval for a product. These requirements include the Quality System Regulation, labeling requirements, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses and adverse event reporting regulations. Failure to comply with applicable FDA product regulatory requirements could result in warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA’s refusal to grant future pre-market clearances or approvals, withdrawals or suspensions of current product applications and criminal prosecution. Any of these actions, in combination or alone, could prevent us from selling our products and would likely harm our business.
     Our manufacturing facilities are subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. The use of our diagnostic products by our customers is also affected by the Clinical Laboratory Improvement Amendments of 1988, or CLIA, and related federal and state regulations that provide for regulation of laboratory testing. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality and inspections. Current or future CLIA requirements or the promulgation of additional regulations affecting laboratory testing may prevent some laboratories from using some or all of our diagnostic products.
     The FDA and foreign governmental regulators have made, and may continue to make, changes in approval requirements and processes. We cannot predict what these changes will be, how or when they will occur or what effect they will have on the regulation of our products. Any new regulations, including regulations specifically related to nanotechnology, may impose additional costs or lengthen review times of our products. Delays in receipt of or failure to receive regulatory approvals or clearances for our new products would have a material adverse effect on our business, financial condition and results of operations.

If third-party payors do not reimburse our customers for the use of our clinical diagnostic products or if they reduce reimbursement levels, our ability to sell our products will be harmed.
     We intend to sell our products primarily to hospital-based laboratories and academic research institutions, substantially all of which receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs. Most of these third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental.
     In the United States, the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes, which are necessary for reimbursement of diagnostic tests. Once the CPT code is established, the Centers for Medicare and Medicaid Services establish reimbursement payment levels and coverage rules under Medicaid and Medicare, and private payors establish rates and coverage rules independently. Although the tests performed by our assays in development have previously assigned CPT Codes, we cannot guarantee that our assays are covered by such CPT codes and are therefore approved for reimbursement by Medicare and Medicaid as well as most third-party payors. Additionally, certain of our future products may not be approved for reimbursement. Third-party payors may choose to reimburse our customers on a per test basis, rather than on the basis of the number of results given by the test. This may result in reference laboratories, public health institutions and hospitals electing to use separate tests to screen for each disease so that they can receive reimbursement for each test they conduct. In that event, these entities likely would purchase separate tests for each disease, rather than products that multiplex.
     Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Increasingly, Medicare, Medicaid and other third-party payors are challenging the prices charged for medical services, including clinical diagnostic tests. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and price levels of our products. If our customers are not reimbursed for our products, they may reduce or discontinue purchases of our products, which would cause our revenues to decline.
We may fail to receive positive clinical results from the diagnostic tests currently in development that require clinical trials, and even if we receive positive clinical results, we may still fail to receive the necessary clearances or approvals to market our products.
     We are investing in the research and development of new products to expand the menu of testing options for the Verigene System. In order to commercialize our products, we are required to undertake time consuming and costly development activities, sometimes including clinical trials for which the outcome is uncertain. Products that appear promising during early development and preclinical studies may, nonetheless, fail to demonstrate the results needed to support regulatory approval. Even if we receive positive clinical results, we may still fail to obtain the necessary FDA clearance and approvals.
Our operating results may be variable and unpredictable.
     The sales cycles for our products may be lengthy, which will make it difficult for us to accurately forecast revenues in a given period, and may cause revenues and operating results to vary significantly from period to period. In addition to its length, the sales cycle associated with our products is subject to a number of significant risks, including the budgetary constraints of our customers, their inventory management practices and possibly internal acceptance reviews, all of which are beyond our control. Sales of our products will also involve the purchasing decisions of large, medium and small hospitals and laboratories which can require many levels of pre-approvals, further lengthening sales time. As a result, we may expend considerable resources on unsuccessful sales efforts or we may not be able to complete transactions on the scheduled anticipated.
If we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations.
     We expect capital outlays and operating expenditures to increase over the next few years as we expand our infrastructure, commercialization, manufacturing, and research and development activities. We anticipate that our current cash and cash equivalents, which include the net proceeds of our initial public offering, will be sufficient to meet our estimated needs into the second quarter of 2011. However, we operate in a market that makes our prospects difficult to evaluate, and we may need additional financing to execute on our current or future business strategies. The amount of additional capital we may need to raise depends on many factors, including:
•	the level of research and development investment required to maintain and improve our technology;

•	the amount and growth rate, if any, of our revenues;

•	changes in product development plans needed to address any difficulties in manufacturing or commercializing the Verigene System and enhancements to our system;

•	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	competing technological and market developments;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses;

•	the expansion of our sales force; and

•	changes in regulatory policies or laws that affect our operations.
     We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we require additional capital at a time when investment in diagnostics companies or in the marketplace in general is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter. In addition, if we raise additional funds through the issuance of common stock or convertible securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

The adverse capital and credit market conditions could affect our liquidity.
     Adverse capital and credit market conditions could affect our ability to meet liquidity needs, as well as our access to capital and cost of capital. The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months. In recent months, the volatility and disruption have reached unprecedented levels and the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. For example, recently credit spreads have widened considerably. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by continued disruptions in the capital and credit markets.
If our products do not perform as expected or the reliability of the technology on which our products are based is questioned, we could experience lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation.
     Our success depends on the market’s confidence that we can provide reliable, high-quality diagnostics systems. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors.
     Our reputation and the public image of our products or technologies may be impaired if our products fail to perform as expected or our products are perceived as difficult to use. Our products are complex and may develop or contain undetected defects or errors. Any defects or errors could lead to the filing of product liability claims, which could be costly and time-consuming to defend and result in substantial damages. If we experience a sustained material defect or error, this could result in loss or delay of revenues, delayed market acceptance, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could materially harm our business. We cannot assure you that our product liability insurance would protect our assets from the financial impact of defending a product liability claim. A product liability claim could have a serious adverse effect on our business, financial condition and results of operations.
We rely on third-party license agreements for patents and other technology related to our products, and the termination of these agreements could delay or prevent us from being able to commercialize our products.
     As of December 31, 2008, our patent portfolio is comprised, on a worldwide basis, of 96 issued patents and 163 pending patent applications which we own directly or for which we are the exclusive licensee. Some of these patents and patent applications derive from a common parent patent application or are foreign counterpart patent applications and relate to similar or identical technological claims. The issued patents cover approximately 11 different technological claims and the pending patent applications cover approximately 5 additional technological claims.
     Many of our issued and pending patents were exclusively licensed from the International Institute for Nanotechnology at Northwestern University (“Northwestern”) in May 2000 and they generally cover our core technology, including nanotechnology based biodiagnostics and biobarcode technology. Our issued patents expire between 2017 and 2025. Our patent portfolio provides protection against other companies offering products employing the same technologies and methods as we have patented. While we believe our patent portfolio establishes a proprietary position, there are many competitive products utilizing other technologies that do not infringe on our patents.
     In addition, we have non-exclusive licenses for 41 patents that cover 11 different technological claims from various third parties. Most of these license agreements require us to pay the licensor royalty fees that typically expire upon the patent expiration dates which range from 2009 to 2025. These license agreements are nonexclusive and do not create a proprietary position. The expiration of these non-exclusive licenses will result in the termination of certain royalty payments by us to the licensors.
If we are unable to obtain, maintain and enforce intellectual property protection covering our products, others may be able to make, use, or sell our products, which could adversely affect our ability to compete in the market.
     Our success is dependent in part on obtaining, maintaining and enforcing intellectual property rights, including patents. If we are unable to obtain, maintain and enforce intellectual property legal protection covering our products, others may be able to make, use or sell products that are substantially identical to ours without incurring the sizeable discovery, development and licensing costs that we have incurred, which would adversely affect our ability to compete in the market.
     We seek to obtain and maintain patents and other intellectual property rights to restrict the ability of others to market products that compete with our products. Currently, our patent portfolio is comprised, on a worldwide basis, of 96 issued patents and more than 163 pending patent applications which, in either case, we own directly or for which we are the exclusive licensee. However, patents may not be issued from any pending or future patent applications owned by or licensed to us, and moreover, issued patents owned or licensed to us now or in the future may be found by a court to be invalid or otherwise unenforceable. Also, even if our patents are determined by a court to be valid and enforceable, they may not be sufficiently broad to prevent others from marketing products similar to ours or designing around our patents, despite our patent rights, nor provide us with freedom to operate unimpeded by the patent rights of others.
     Furthermore, we cannot be certain that we were the first to make the invention claimed in our United States issued patents or pending patent applications, or that we were the first to file for protection of the inventions claimed in our foreign issued patents or pending patent applications. We may become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine our entitlement to patents, and these proceedings may conclude that other patents or patent applications have priority over our patents or patent applications. It is also possible that a competitor may successfully challenge our patents through various proceedings and those challenges may result in the elimination or narrowing of our patents, and therefore reduce our patent protection. Accordingly, rights under any of our issued patents, patent applications or future patents may not provide us with commercially meaningful protection for our products or afford us a commercial advantage against our competitors or their competitive products or processes.
     We have a number of foreign patents and applications. However, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as laws in the United States, and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties or we are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.
     We may initiate litigation to enforce our patent rights, which may prompt our adversaries in such litigation to challenge the validity, scope or enforceability of our patents. Patent litigation is complex and often difficult and expensive, and would consume the time of our management and other significant resources. In addition, the outcome of patent litigation is uncertain. If a court decides that our patents are not valid, not enforceable or of a limited scope, we may not have the right to stop others from using the subject matter covered by those patents.

     We also rely on trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. In addition, we rely on non-disclosure and confidentiality agreements with our employees, consultants and other parties to protect, in part, our trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets and use the information in competition against us.
Our products could infringe patent rights of others, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages or limit our ability to commercialize our products.
     Our commercial success depends on our ability to operate without infringing the patents and other proprietary rights of third parties. We are aware of third party patents that may relate to our products and technology. There may also be other patents that relate to our products and technology of which we are not aware. We may unintentionally infringe upon valid patent rights of third parties. Although we are currently not involved in any litigation involving patents, a third party patent holder could assert a claim of patent infringement against us in the future. Alternatively, we may initiate litigation against the third party patent holder to request that a court declare that we are not infringing the third party’s patent and/or that the third party’s patent is invalid or unenforceable. If a claim of infringement is asserted against us and is successful, and therefore we are found to infringe, we could be required to pay damages for infringement, including treble damages if it is determined that we knew or became aware of such a patent and we failed to exercise due care in determining whether or not we infringed the patent. If we have supplied infringing products to third parties or have licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for damages they may be required to pay to the patent holder and for any losses they may sustain. We can also be prevented from selling or commercializing any of our products that use the infringing technology in the future, unless we obtain a license from such third party. A license may not be available from such third party on commercially reasonable terms, or may not be available at all. Any modification to include a non-infringing technology may not be possible or if possible may be difficult or time-consuming to develop, and require revalidation, which could delay our ability to commercialize our products.
     Any infringement action asserted against us, even if we are ultimately successful in defending against such action, would likely delay the regulatory approval process of our products, harm our competitive position, be expensive and require the time and attention of our key management and technical personnel.
We have limited experience in sales and marketing and may be unable to successfully commercialize our Verigene System, or it may be difficult to build brand loyalty.
     We have limited marketing, sales and distribution experience and capabilities. We have only recently established a sales force. Our ability to achieve profitability depends on attracting customers for the Verigene System and building brand loyalty. To successfully perform sales, marketing, distribution and customer support functions ourselves, we will face a number of risks, including:
•	our ability to attract and retain the skilled support team, marketing staff and sales force necessary to commercialize and gain market acceptance for our technology and our products;

•	the ability of our sales and marketing team to identify and penetrate the potential customer base including hospitals, research institutions, and independent diagnostic laboratories;

•	the time and cost of establishing a support team, marketing staff and sales force; and

•	the difficulty of establishing brand recognition and loyalty for our products.
     In addition, we may seek to enlist one or more third parties to assist with sales, distribution and customer support globally or in certain regions of the world. If we do seek to enter into such arrangements, we may not be successful in attracting desirable sales and distribution partners, or we may not be able to enter into such arrangements on favorable terms. If our sales and marketing efforts, or those of any third-party sales and distribution partners, are not successful, our technologies and products may not gain market acceptance, which would materially impact our business operations.
We may be unsuccessful in our long-term goal of expanding our product offerings outside the United States.
     To the extent we begin to offer our products broadly outside the United States, we expect that we will be dependent on third-party distribution relationships. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, our ability to realize long-term international revenue growth would be materially adversely affected.
     Additionally, our products may require regulatory clearances and approvals from jurisdictions outside the United States. These products may not be sold in these jurisdictions until the required clearances and approvals are obtained. We cannot assure you that we will be able to obtain these clearances or approvals on a timely basis, or at all.
Manufacturing risks and inefficiencies may adversely affect our ability to produce products.
     We must manufacture or engage third parties to manufacture components of our products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs and complying with regulatory requirements. In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require. Additionally, some of the components of the Verigene System are custom-made by only a few outside vendors. We may not be able to meet the demand for our products if one or more of these vendors are not able to supply us with the needed components or components that meet our specifications. We have not arranged for alternate suppliers, and it may be difficult to find alternate suppliers in a timely manner and on terms acceptable to us.
     We may experience unforeseen technical complications in the processes we use to develop, manufacture, customize or receive orders for our products. These complications could materially delay or limit the use of products we attempt to commercialize, substantially increase the anticipated cost of our products or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer. In addition, our manufacturing operations use highly technical processes involving unique, proprietary techniques that our manufacturing personnel must continuously monitor and update, especially as we develop more products. In order to be profitable, we must manufacture greater quantities of products than we have to date and we must do this more efficiently than we have in the past. We may not be able to do so.

We will need to develop manufacturing capacity by ourselves or with third parties.
     We will need to either continue to build internal manufacturing capacity or contract with one or more manufacturing partners, or both. We currently use a combination of outsourced and internal manufacturing activities. We may encounter difficulties in manufacturing our products and, due to the complexity of our technology and our manufacturing process, we cannot be sure we fully understand all of the factors that affect our manufacturing processes or product performance. We may not be able to build manufacturing capacity internally or find one or more suitable manufacturing partners, or both, to meet the volume and quality requirements necessary to be successful in the market. If our products do not consistently meet our customers’ performance expectations, we may be unable to generate sufficient revenues to become profitable. Significant additional resources, implementation of additional manufacturing equipment and changes in our manufacturing processes and organization may be required for the scale-up of each new product prior to commercialization or to meet increasing customer demand once commercialization begins, and this work may not be successfully or efficiently completed. Any delay in establishing or inability to expand our manufacturing capacity could delay our ability to develop or sell our products, which would result in lost revenue and seriously harm our business, financial condition and results of operations.
Our business and future operating results may be adversely affected by events outside of our control.
     We develop and manufacture the Verigene System and assays in our facility located in Northbrook, Illinois. This facility and the manufacturing equipment we use would be costly to replace and could require substantial lead time to repair or replace. Our business and operating results may be harmed due to interruption of our manufacturing by events outside of our control, including earthquakes, tornadoes and fires. Other possible disruptions may include power loss and telecommunications failures. In the event of a disruption, we may lose customers and we may be unable to regain those customers thereafter. Our insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.
We face intense competition from established and new companies in the molecular diagnostics field.
     We compete with companies that design, manufacture and market already existing and new molecular diagnostics systems. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies and more substantial experience in new product development, regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable.
Our success may depend upon how we and our competitors anticipate and adapt to market conditions.
     The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. The success of our products will depend on our ability to continue to increase their performance and decrease their price. New technologies, techniques or products could emerge with similar or better price-performance than our system and could exert pricing pressures on our products. It is critical to our success for us to anticipate changes in technology and customer requirements and to successfully introduce enhanced and competitive technology to meet our customers’ and prospective customers’ needs on a timely basis. We may not be able to maintain our technological advantages over emerging technologies in the future and we will need to respond to technological innovation in a rapidly changing industry. If we fail to keep pace with emerging technologies our system will become uncompetitive, our market share will decline and our business, revenue, financial condition and operating results could suffer materially.
We may not be able to manage our anticipated growth, and we may experience constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand.
     Unanticipated acceleration and deceleration of customer demand for our products may result in constraints or inefficiencies related to our manufacturing, sales force, implementation resources and administrative infrastructure. Such constraints or inefficiencies may adversely affect us as a result of delays, lost potential product sales or loss of current or potential customers due to their dissatisfaction. Similarly, over-expansion or investments in anticipation of growth that does not materialize, or develops more slowly than we expect, could harm our financial results and result in overcapacity.
     To manage our anticipated future growth effectively, we must enhance our manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. Organizational growth and scale-up of operations could strain our existing managerial, operational, financial and other resources. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements of existing products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue could grow more slowly than expected and we may not be able to achieve our research and development and commercialization goals. Our failure to manage our anticipated growth effectively could have a material adverse effect on our business, operating results or financial condition.
We use hazardous chemicals, biological materials, and infectious diseases in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.
     Our research and development and manufacturing processes involve the controlled use of hazardous materials, including chemicals, biological materials and infectious diseases. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive, and may impair our research, development and production efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs, or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations, or any changes in the way existing and future laws and regulations are interpreted and enforced.
If we are unable to recruit and retain key executives and scientists, we may be unable to achieve our goals.
     Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. The loss of the services of any member of our senior management or our scientific or technical staff could divert management’s attention to transition matters and identification of suitable replacements, if any, and have a material adverse effect on our business, operating results and financial condition. Each of our executive officers and other key employees could terminate his or her relationship with us at any time. We do not maintain key man life insurance on any of our employees.
     In addition, our product development and marketing efforts could be delayed or curtailed if we are unable to attract, train and retain highly skilled employees and scientific advisors, particularly our management team, senior scientists and engineers and sales and marketing personnel. To expand our research, product development and sales efforts we need additional people skilled in areas such as protein science, information services, manufacturing, sales, marketing and technical support. Because of the complex and technical nature of our system and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our technology. We may not be successful in hiring or retaining qualified personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.
Healthcare reform and restrictions on reimbursement may adversely affect our profitability.
     In the United States, healthcare providers that purchase our products and other diagnostic products generally rely on third-party payors to reimburse all or part of the cost of the procedure. In international markets, reimbursement and healthcare payment systems vary significantly by country, and include both government-sponsored healthcare and private insurance. Third-party payors can affect the pricing or the relative attractiveness of our products by regulating the maximum amount of reimbursement provided by such payors for laboratory testing services. Lower-than-expected or decreases in reimbursement amounts for tests performed using our products may decrease amounts physicians and other practitioners are able to charge patients, which in turn may adversely affect the willingness of physicians and other practitioners to purchase our products at prices we target, or at all. If we were not able to sell our products at target prices, then we will suffer a decrease in expected profitability that would likely adversely affect our business, financial condition and results of operations.
     The risks described above are not the only risks facing the Company. Additional risks and uncertainties not currently known to the Company or that the Company currently deems to be immaterial also may materially adversely affect the Company’s business, financial condition and/or operating results.
Risks Related to Our Common Stock
The market price of our common stock may be volatile and fluctuate significantly, which could result in substantial losses for investors and subject us to securities class action litigation.
     Market prices of diagnostics companies have been volatile. Among the factors that may cause the market price of our common stock to fluctuate are the risks described in this “Risk Factors” section and other factors, including:
•	fluctuations in our quarterly operating results or the operating results of our competitors;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	variance in our financial performance from the expectations of securities analysts;

•	changes in the estimation of the future size and growth rate of our markets;

•	changes in accounting principles or changes in interpretations of existing principles, which could affect our financial results;

•	failure of our products to achieve or maintain market acceptance or commercial success;

•	conditions and trends in the markets we serve;

•	changes in general economic, industry and market conditions;

•	success of competitive products and services;

•	changes in market valuations or earnings of our competitors;

•	changes in our pricing policies or the pricing policies of our competitors;

•	announcements of significant new products, contracts, acquisitions or strategic alliances by us or our competitors;

•	changes in legislation or regulatory policies, practices, or actions;

•	the commencement or outcome of litigation involving our company, our general industry or both;

•	recruitment or departure of key personnel;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	actual or expected sales of our common stock by our stockholders; and

•	the trading volume of our common stock.
     In addition, the stock market in general, the NASDAQ Global Market and the market for diagnostics companies in particular, may experience a loss of investor confidence. Such loss of investor confidence may result in extreme price and volume fluctuations in our common stock that are unrelated or disproportionate to the operating performance of our business, financial condition or results of operations. These broad market and industry factors may materially harm the market price of our common stock and expose us to securities class action litigation. Such litigation, even if unsuccessful, could be costly to defend and divert management’s attention and resources, which could further materially harm our financial condition and results of operations.
     If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.
     The liquidity of the trading market for our common stock may be affected in part by the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Certain provisions of our corporate governing documents could make an acquisition of our company more difficult.
     Certain provisions of our organizational documents could discourage potential acquisition proposals, delay or prevent a change in control of us or limit the price that investors may be willing to pay in the future for shares of our common stock. For example, our amended and restated certificate of incorporation and amended and restated by-laws:
•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	limit the persons who can call special stockholder meetings;

•	provide that a majority vote of our stockholders is required to amend our amended and restated certificate of incorporation and amended and restated by-laws;

•	establish advance notice requirements to nominate persons for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings;

•	not provide for cumulative voting in the election of directors; and

•	provide for the filling of vacancies on our board of directors by action of a majority of the directors and not by the stockholders.
     These and other provisions in our organizational documents could allow our board of directors to affect your rights as a stockholder in a number of ways, including making it more difficult for stockholders to replace members of the board of directors. Because our board of directors is responsible for approving the appointment of members of our management team, these provisions could in turn affect any attempt to replace the current management team. These provisions could also limit the price that investors would be willing to pay in the future for shares of our common stock.
     Our amended and restated articles of incorporation provide that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. Section 203 generally prohibits an interested stockholder from engaging in certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation.
Our 2007 Long-Term Incentive Plan includes an automatic share replenishment, or “evergreen,” provision that, unless our board of directors takes action to the contrary, will automatically increase the number of shares of our common stock reserved for issuance under this plan each year. Issuances of awards under this evergreen provision would cause further dilution to existing stockholders.
     In March 2007 our board of directors adopted and our shareholders approved our 2007 Long-Term Incentive Plan (the “2007 Plan”). The 2007 Plan authorizes the grant of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, incentive stock options, deferred share units and performance awards. The total awards originally authorized under the 2007 Plan was 4,106,009 shares, plus up to an additional 773,591 shares of common stock that will become available in the event that awards made under our 2000 Equity Incentive Plan expire, are forfeited or cancelled, plus an annual increase in the number of shares pursuant to the evergreen provision equal to the least of: 900,000 shares of common stock; 4.0% of our outstanding shares of common stock as of fiscal year end (889,147 shares at December 31, 2008); and an amount determined by the board of directors.
     At December 31, 2008, there were 22,228,696 outstanding shares of our common stock. In addition, there were outstanding options to purchase 3,362,721 shares of our common stock, of which 2,830,821 were in the money based on our December 31, 2008 closing stock price. None of these outstanding options are covered by shares authorized pursuant to the evergreen provision. Pursuant to the evergreen provision, an additional 889,147 shares of our common stock were authorized for issuance under the 2007 Plan as of January 1, 2009. Collectively, the outstanding shares as of December 31, 2008, the in-the-money options and warrants as of December 31, 2008 and the additional shares authorized on January 1, 2009 pursuant to the evergreen provision were 25,948,664 (the “Adjusted Outstanding Shares”).
     On January 1, 2010, January 1, 2011 and January 1, 2012, a maximum of 900,000 additional shares per year may be authorized under our 2007 Plan as a result of this evergreen provision. If the maximum number of shares under the evergreen provision were to be authorized and issued, the future shares issued under the evergreen provision would result in an approximate 10% increase in the Adjusted Outstanding Shares as of December 31, 2008.
     The evergreen provision of the 2007 Plan will increase the likelihood that we will not request existing stockholders to authorize additional shares for issuance under the 2007 Plan or a new plan. However, other factors, such as a material increase in the number of our award-eligible employees, or competitive conditions to attract or keep valuable employees, may affect the likelihood of our requesting stockholders to authorize additional shares under this plan or a new plan. The issuance, perception that issuance may occur, or exercise of these options may have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.
We do not currently intend to pay dividends on our capital stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
     We have never declared or paid any cash dividends on our common stock, and we currently intend to invest our future earnings, if any, to fund the development and growth of our business, Therefore, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, future prospects, contractual arrangements, restrictions imposed by applicable law, any limitations on payments of dividends present in our current and future debt agreements, and other factors our board of directors may deem relevant. If we do not pay dividends, your ability to achieve a return on your investment in our company will depend on any future appreciation in the market price of our common stock. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.
We will continue to incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which may adversely affect our operating results and failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could cause investors to lose confidence in our operating results and in the accuracy of our financial reports and could have a material adverse effect on our business and on the price of our common stock.
     As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for our 2008 fiscal year. Management is responsible for implementing controls and other procedures designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is disclosed accurately and is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. While we have implemented the internal controls that we feel are necessary to comply with Section 404 of the Sarbanes Oxley Act, these new controls may become inadequate because of changes in conditions or the degree of compliance with these policies or procedures may deteriorate. Further, our independent registered public accounting firm has not been engaged to perform an audit of our internal control over financial reporting and will not be required to perform such an audit until our 2009 fiscal year. Our independent registered public accounting firm’s 2008 audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act to our auditors, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities such as the SEC or NASDAQ and investors may lose confidence in our operating results and our stock price could decline.
     Furthermore, as a public company, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the Securities and Exchange Commission and the NASDAQ may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
     Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.
Concentration of ownership among some of our stockholders, including directors and management may limit your ability to influence corporate matters.
     As of February 23, 2009, approximately 66% of our common stock including the exercise of all outstanding warrants and exercisable options to purchase our common stock will be beneficially held by our directors, our executive officers, and greater than five percent stockholders and their respective affiliates. Lurie Investment Fund, L.L.C., Lurie Investments, Inc., AOQ Trust, Alfa-Tech, L.L.C., and their respective affiliates, own 32% of our common stock, and Bain Capital Venture Fund 2005, L.P., and Brookside Capital Partners Fund, L.P., and their respective affiliates, own 29% of our common stock. Consequently, a small number of our stockholders may be able to substantially influence our management and affairs. If they choose to act together, they would be able to influence most matters requiring approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other transaction. The concentration of ownership may also delay or prevent a change in control of us even if such changes might otherwise be beneficial to our stockholders. In addition the significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning shares in companies with controlling stockholders.
USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are available as set forth under “Where You Can Find More Information.”
Common Stock
     As of September 8, 2009, there were 22,236,461 shares of our common stock outstanding that were held of record by 177 stockholders. The holders of our common stock are entitled to the following rights.
     Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.
Preferred Stock
     Our board of directors is authorized, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:
•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

     Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.
Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws
Section 203 of the Delaware General Corporation Law
     We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.
     In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
     Section 203 defines an “interested stockholder” as:
•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.
Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws
     Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
     Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:
•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;
•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:
•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and
•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.
     Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series, and to fix or alter:
•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.
     The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.
NASDAQ Global Market Listing
     Our common stock is listed on the NASDAQ Global Market under the trading symbol “NSPH”.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Registration Rights
     Pursuant to an agreement between us and certain of our stockholders, we have granted the following demand registration rights to Mr. Mark Slezak and Ms. Sheli Rosenberg, who are members of our board of directors, AOQ Trust, Alfa-Tech, LLC, Lurie Investment Fund, LLC, Lurie Investments, Inc. and their respective affiliates, and Bain Capital Venture Fund 2005, L.P., Brookside Capital Partners Fund, L.P., and their respective affiliates and other stockholders. Mr. William P. Moffitt, III, our chief executive officer and a member of our board of directors, and Dr. Chad Mirkin, a member of our board of directors, are parties to the this agreement, but do not have the right to demand registration. At any time after the earlier to occur of (1) 120 days after the closing of our initial public offering, which occurred on November 6, 2007, or (2) April 1, 2010:
•	Long-Form Registrations. Stockholders holding at least 20% of the then outstanding shares of our common stock that are subject to the registration rights agreement, which we refer to as registrable securities, have the right to demand that we file a registration statement under the Securities Act on Form S-1 or any similar long-form registration covering their registrable securities. However, we are not obligated to file a long-form registration statement on more than three occasions upon the request of our stockholders.

•	Short-Form Registrations. Stockholders holding at least 10% of the then outstanding registrable securities have the right to demand that we file a registration statement on Form S-3 or any similar short-form registration covering their registrable securities, provided that such short-form registration is then available to us under applicable law. Such stockholders are entitled to request an unlimited number of short-form registrations.
     If our board of directors believes in its reasonable good faith that any demand registration would require premature disclosure of a proposal or plan that we intend to undertake, and such disclosure would have a material adverse effect on us, then we may delay the registration once in any twelve month period for up to 90 days. Moreover, if the demand registration is an underwritten offering, we may reduce the number of shares of our registrable securities to be registered upon the advice of the underwriters that such offering exceeds the number of securities that can be sold in an orderly manner within an acceptable price range. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters’ advice, we will generally register a pro rata portion of the shares requested to be registered.
     Under the piggyback registration provisions, if we propose to register any securities under the Securities Act, other than pursuant to a demand registration, and the registration form to be used may be used for the registration of registrable securities, stockholders holding such registrable securities have the right to include their shares in the registration statement. However, if the registration is an underwritten offering, we may reduce the number of shares to be registered under the piggyback registration provisions upon the advice of the underwriters that such offering exceeds the number of securities that can be sold in an orderly manner within an acceptable price range. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters’ advice, we will generally register a pro rata portion of the shares requested to be registered under the piggyback registration provisions. The piggyback registration rights granted under the registration rights agreement have no expiration date. All of these piggyback registration rights have been waived in connection with the filing of the registration statement of which this prospectus is a part.
     Expenses of Registration. We will generally pay all registration expenses in connection with the demand and piggyback registrations described above, including all registration and filing fees, expenses and fees of compliance with securities laws, and fees and disbursements of all counsel, independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by us. We will also pay the reasonable fees and disbursements of one counsel chosen by the selling stockholders in each demand or piggyback registration.
     Transferability. The demand and piggyback registration rights described above are generally transferable to any subsequent holder of registrable securities.

DESCRIPTION OF WARRANTS
     We may issue warrants to purchase common stock or preferred stock, collectively, the underlying warrant securities, and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
     The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:
•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
     We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and preferred stock or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.
     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

PLAN OF DISTRIBUTION
     We may sell the securities covered by this prospectus from time to time in one or more transactions, including:
•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods.
     A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.
     In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:
•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.
     We may also enter into hedging transactions. For example, we may:
•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
     In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.
     We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.
     The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:
•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.
     The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.
     Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:
•	on or through the facilities of any national securities exchange or quotation service on which such securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on such exchanges or quotation or trading services.
     Such at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as our principal or agent, who may also be third-party sellers of securities as described above.
     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
Sales through Underwriters or Dealers
     Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in connection with any particular offering of securities.
     Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
     Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
     We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealers may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement, as the case may be, the names of the dealers and the terms of the transaction.
     We may sell some or all of the securities covered by this prospectus through:
•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.
Direct Sales and Sales through Agents
     We may sell the securities directly. In this case, no underwriters or agents would be involved. If indicated in an applicable prospectus supplement or pricing supplement, as the case may be, we may sell the securities through agents from time to time. The applicable prospectus supplement or pricing supplement, as the case may be, will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Unless otherwise specified in a prospectus supplement relating to a particular offering of securities, any agent will be acting on a best efforts basis for the period of its appointment.
Remarketing Arrangements
     Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement, as the case may be.
Institutional Purchasers
     We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations. We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Market Making, Stabilization and Other Transactions
     There is currently no market for any of the offered securities other than the common stock, which is listed on the NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock, warrants or other securities issued pursuant to the registration statement of which this prospectus forms a part on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.
     In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
     In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
Indemnification; Other Relationships
     Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
Fees and Commissions
     In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.
     If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710(h).
LEGAL MATTERS
     Unless otherwise indicated in the applicable prospectus supplement, Seyfarth Shaw LLP will act as counsel to us. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.

EXPERTS
     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

4,700,000 Shares
NANOSPHERE, INC.
Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray
October 16, 2009